EXHIBIT 10.1

                      AMENDED AND RESTATED
                 INTERCOMPANY SERVICES AGREEMENT

 This Amended and Restated Intercompany Services Agreement ("Agreement"), dated as of November 1, 1999, between Harcourt General, Inc., a Delaware corporation ("Harcourt General"), and The Neiman Marcus Group, Inc., a Delaware corporation (the "Company").

 WHEREAS, Harcourt General has provided corporate services to the Company pursuant to the Intercompany Services Agreement between Harcourt General (formerly known as General Cinema Corporation) and the Company dated July 24, 1987 (the "Original Agreement");

 WHEREAS, as of the date hereof and, in connection with a recapitalization of the Company, Harcourt General has distributed all of the Company's Class B Common Stock to the holders of record of Harcourt General's Common Stock and Class B Stock;

 WHEREAS, the Company wishes to continue to achieve cost-savings where possible through centralized purchasing of certain corporate services;

 WHEREAS, to achieve such cost-savings, Harcourt General and the Company wish to amend and restate the Original Agreement and provide for the ongoing provision of Corporate Services (as defined in paragraph 1 below) by Harcourt General to the Company; and

 NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, Harcourt General and the Company hereby agree as follows:

1.    Corporate Services To Be Made Available.

 (a) For the period provided for under paragraph 6 hereof, Harcourt General agrees to make available to the Company such services (collectively, the "Corporate Services") as to which the respective Chief Executive Officers of Harcourt General and the Company may from time to time agree, on the terms provided herein. If either or both parties have co-Chief Executive Officers, any one co-Chief Executive Officer of a party may act singly hereunder on behalf of that party.

 (b) Without limiting the generality or flexibility of paragraph 1(a), the Corporate Services shall initially consist of the following services (the "Initial Services"):

      (i) the management advice and services of Harcourt General's Chairman, President and Co-Chief Executive Officers, Chief Financial Officer, General Counsel, and their respective staffs, it being understood that any such officer may hold corresponding offices with both Harcourt General and the Company;

      (ii) strategic planning advice and services, to be provided by Harcourt General's strategy and business planning staff;




      (iii) financial advice and services, including, without limitation, assistance with respect to the raising of capital, investment analysis, cash and treasury management, and risk management services, to be provided by Harcourt General's treasury staff;

      (iv) corporate investor and public relations advice and services, to be provided by Harcourt General's corporate relations staff;

      (v) accounting advice and services, including, without limitation, financial reporting and the preparation of financial statements and disclosure documents required under the federal securities laws, to be provided by Harcourt General's controller's staff;

      (vi) accounting, payroll, and bookkeeping advice and services, to be provided by Harcourt General's accounting staff;

      (vii) internal auditing advice and services, to be provided by Harcourt General's internal auditing staff;

      (viii) personnel advice and services, including, without limitation, the administration of employee insurance plans, pension plans, supplemental executive retirement plan, and other employee benefits plans, to be provided by Harcourt General's human resources staff;

      (ix) legal advice and services, including, without limitation, assistance with respect to claims which may be or have been asserted or are the subject of litigation, the preparation and review of documents involving loans, financing transactions, real estate matters, contractual documents and disclosure documents relating to reporting requirements under the federal securities laws, consultation related to legal and administrative proceedings, and compliance with applicable laws and regulations, to be provided by Harcourt General's internal legal staff;

      (x) tax advice and services, including, without limitation, the preparation of federal, state and local tax returns, to be provided by Harcourt General's internal tax staff;

      (xi) assistance in organizational matters associated with shareholders meetings and meetings of the board of directors and the committees of the board, assistance in preparation of certain public documents, including, without limitation, preparation of annual and quarterly reports and proxy statements, and in the administration of the Company's cash and equity incentive plans, to be provided by Harcourt General's corporate staff;

      (xii) real estate advice and services, including, without limitation, evaluation, development and negotiation activities, and lease administration, to be provided by Harcourt General's corporate staff;

      (xiii) purchasing advice and services, including, without limitation, assistance in the preparation and evaluation of supply contracts and communications contracts, to be provided by Harcourt General's corporate staff; and

      (xiv) such other services, not specified above, which are of the type normally performed by the corporate staffs of public corporations, to be provided by Harcourt General's corporate staff.

 (c) For purposes of the avoidance of doubt, the Initial Services shall constitute the Corporate Services unless and until modified in accordance with the provisions of paragraph 1(a) or 6(a) of this Agreement.

2.    Standard of Conduct.

 (a) In providing Corporate Services to the Company, Harcourt General's officers and employees shall conduct themselves in accordance with the Company's written policies and procedures and, shall provide the Corporate Services with the same degree of care, skill and prudence customarily exercised by such officers and employees for the benefit of Harcourt General in connection with Harcourt General's operations. Notwithstanding the foregoing, in providing the Corporate Services, Harcourt General and its directors, officers and employees will not be responsible for, and shall have no liability for, any Losses arising out of the performance by Harcourt General of the Corporate Services, except to the extent arising out of the gross negligence or willful misconduct of Harcourt General or its directors, officers or employees. Harcourt General shall indemnify, defend and hold harmless the Company, its affiliates, and their respective directors, officers and employees from and against any and all Losses incurred by the Company arising as a result of the gross negligence or willful misconduct of Harcourt General or its directors, officers or employees in connection with the performance of the Corporate Services hereunder, except in circumstances where the party that would otherwise be indemnified hereunder is found by a court of competent jurisdiction to have acted with gross negligence or to have engaged in willful misconduct.

 (b) The Company shall indemnify, defend and hold harmless Harcourt General, its affiliates, and their respective directors, officers and employees from and against any and all Losses incurred by Harcourt General arising as a result of Harcourt General having provided Corporate Services, except in circumstances where the party that would otherwise be indemnified hereunder is found by a court of competent jurisdiction to have acted with gross negligence or to have engaged in willful misconduct.

 (c) In no event shall Harcourt General, the Company, their respective affiliates, or their respective directors, officers or employees be liable for any indirect, special or consequential damages in connection with or arising out of this Agreement.

 (d) For purposes of this paragraph, the term "Losses" shall mean any and all losses, liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and/or expenses (including, without limitation, the reasonable fees and expenses of attorneys and other professionals).



3.    Cost of Services.

 (a) The parties hereby ratify the previously made determination of the probable level of corporate services to be provided by Harcourt General under the Original Agreement for the Company's current fiscal year, and the estimated fee and payment schedule therefor. The parties agree that such estimated fee shall be subject to adjustment in accordance with paragraph 3(b) of this Agreement.

 (b) Not less than thirty (30) days prior to each successive fiscal year of the Company, Harcourt General and the Company shall estimate the probable level of Corporate Services to be provided under this Agreement for the fiscal year in question, and shall budget the estimated amount of the fee to be paid by the Company to Harcourt General therefor on the assumption that such estimated level of Corporate Services will actually be provided. In determining each such estimate and subsequent adjustment, Harcourt General and the Company shall value Corporate Services based on Harcourt General's direct and indirect costs allocable thereto, calculated in accordance with Harcourt General's usual accounting practices. As soon as practicable after the end of each of the Company's fiscal quarters (including the Company's current fiscal quarter), Harcourt General and the Company shall, based on a detailed review, determine the actual level of Corporate Services rendered by Harcourt General during such fiscal quarter, and the Company shall pay Harcourt General the applicable adjusted fee within 15 business days of presentation of a statement therefor. Harcourt General shall cause its employees to record or otherwise apportion the time they devote in providing Corporate Services to the Company, in order to facilitate such review and determination and to permit a proper adjustment to be made.

 (c) The Company also agrees to reimburse Harcourt General, within 15 business days of presentation of invoices therefor, for all reasonable out-of-pocket expenses incurred by Harcourt General in providing Corporate Services, including reasonable expenses for outside professional services incurred by Harcourt General for the benefit of the Company.

 (d) The failure of the Company to make any payment to Harcourt General hereunder within 30 days of the date such payment is due shall result in the Company owing Harcourt General interest at the rate of 10% per annum on the amount due from the date payable to the actual payment date.

4. Requirement of Approval By Independent Directors of the Company. All determinations on behalf of the Company made pursuant to paragraphs 3 and 6 hereof must be approved by a committee consisting solely of directors of the Company who are not employed by or otherwise affiliated with Harcourt General (the "Independent Committee"). In carrying out its duties pursuant to this Agreement, the Independent Committee may retain such independent accountants, lawyers and other experts as it deems necessary or prudent to retain, and the expenses of all such professionals shall be reimbursed by the Company.

5. Information and Witnesses. Harcourt General shall provide to the Company and the Company shall provide to Harcourt General, upon the other's written request, at reasonable times, full and complete access to, and duplication rights with respect to, any and all Information, as defined below, as the other may reasonably request and require, and Harcourt General shall use its best efforts to make available to the Company, and the Company shall use its best efforts to make available to Harcourt General, upon the other's written request, the officers, directors, employees and agents of Harcourt General and of the Company, respectively, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the Company or Harcourt General, as the case may be, may from time to time be a party; provided, however, that neither Harcourt General nor the Company need provide any Information or make available witnesses to the other to the extent that doing so would (i) unreasonably interfere with the performance by any person of such person's duties to the party to which a request under this paragraph 5 is made or otherwise cause unreasonable burden to such party, (ii) result in a waiver of any attorney-client or work product privilege of such party or its legal counsel, (iii) require either Harcourt General or the Company to provide any Information which relates to the subject matter of any legal, administrative or other proceeding in which Harcourt General and the Company are adverse parties, or (iv) result in any breach of any agreement with a third party; and provided, further, that the party providing Information or making available witnesses pursuant to this paragraph 5 shall be entitled to receive from the other party, upon presentation of reasonably detailed invoices therefor, payment of its reasonable out-of-pocket costs (including, without limitation, the reasonable fees and expenses of attorneys and other professionals) incurred in connection with providing Information or making witnesses available. The term Information as used in this paragraph 5 means any books, records, contracts, instruments, data, facts and other information in the possession or under the control of either Harcourt General or the Company and necessary or desirable for use in legal, administrative or other proceedings or for auditing, accounting or tax purposes.

6.    Term of Agreement.

 (a) This Agreement shall become effective as of the date hereof, and shall continue in effect thereafter unless terminated with respect to the performance of Corporate Services in whole or in part by either party upon not less than 180 days written notice. Termination of Corporate Services in part shall not result in the termination of this Agreement. Termination of Corporate Services in whole shall result in the termination of this Agreement except that the obligations of the parties under paragraphs 2, 3, 4, 5, 6, 8 and 9 shall continue after such termination.

 (b) Notwithstanding the foregoing, Harcourt General shall have the right (but not the obligation) to terminate this Agreement immediately and without the requirement of notice at any time upon the first to occur of the date on which (i) the Company sells, or enters into a definitive agreement to sell, all or substantially all of its assets to any one or more persons (other than Harcourt General), (ii) the Company merges, or enters into a definitive agreement to merge, with any person other than Harcourt General, or (iii) any person or group of persons acquires the right (as a consequence of share ownership, contractual right or otherwise) to elect or designate a majority of the board of directors of the Company.

 (c) Upon termination of this Agreement in part, an appropriate revision of fees shall be made.



  (d) Upon termination of this Agreement in whole, a final fee adjustment on the basis described in paragraph 3(b) shall be made within 90 days.

 (e) Notwithstanding the fact that this Agreement amends and restates the Original Agreement, (i) the obligations of Harcourt General and the Company in paragraph 2 of the Original Agreement shall continue to the extent relating to periods prior to the date hereof, and (ii) the obligations of Harcourt General and the Company in paragraph 4 of the Original Agreement shall continue and shall be subsumed into the obligations under paragraph 5 of this Agreement.

7. Independence. All employees and representatives of Harcourt General providing the Corporate Services to the Company will be deemed for purposes of all compensation and employee benefits to be employees or representatives of Harcourt General and not employees or representatives of the Company. Except to the extent such employees and representatives are elected officers of the Company, in performing such services such employees and representatives will be under the direction, control and supervision of Harcourt General (and not of the Company) and Harcourt General will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

8. Independent Contractor. The relationship of Harcourt General to the Company which is created hereunder is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between the Company and Harcourt General the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

9. Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with the performance of this Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party, except as permitted below. Each party shall take reasonable measures to protect against disclosure of confidential information by its officers, employees and agents. Confidential information shall not include any information (i) which is or becomes part of the public domain other than as a result of the breach of a party's obligation hereunder,
(ii) which is obtained from third parties who are not bound by confidentiality obligations or (iii) which is required to be disclosed by law, under compulsion of legal process, or by the rules of any state or Federal regulatory agency or any securities exchange (including NASDAQ) on which the Company's or Harcourt General's securities might be listed for trading. The provisions of this paragraph shall survive the termination of this Agreement.

10.   Miscellaneous.

 (a) Nonassignability of Agreement. This Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by either party hereto without the prior written consent of the other (which consent may be withheld in the sole discretion of the party whose consent is required), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by Harcourt General and the Company and their respective successors and permitted assigns.

 (b) Further Assurances. Subject to the provisions hereof, each of the parties hereto shall make, execute, acknowledge and deliver such other actions and documents as may be reasonably required in order to effectuate the purposes of this Agreement, and to comply with all applicable laws, regulations, orders and decrees, and obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority, as may be reasonably necessary or desirable in this connection.

 (c) Waivers. No failure or delay on the part of Harcourt General or the Company in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such a right, preclude any other or further exercise thereof or the exercise of any other right. No modification or waiver of any provision of this Agreement nor consent to any departure by Harcourt General or the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Any consent or waiver by the Company under this paragraph 10(c) must be approved by the Independent Committee.

 (d) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

 (e) Amendments. Except as provided in paragraph 1 with respect to changes in the level of Corporate Services which may be agreed by the respective Chief Executive Officers of Harcourt General and the Company without approval of or authorization by their respective Boards of Directors and Section 6(a) with respect to the termination of the provision of Corporate Services in whole or in part by the Company, this Agreement may be amended or supplemented only in writing executed by the parties hereto under authorization by their respective Boards of Directors (including, in the case of the Company, the approval of the Independent Committee).

 (f) Notices. All notices, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or be telephonic facsimile transmission, or sent by registered mail, postage prepaid, to:
 The Company at:

   27 Boylston Street
   Chestnut Hill, MA 02467
   Attention: Chief Executive Officer

      and to:

   The Independent Directors of the Company
      c/o The Secretary of the Company
   27 Boylston Street
   Chestnut Hill, MA  02467

 Harcourt General at:

   27 Boylston Street
   Chestnut Hill, MA 02467
   Attention:  Chief Executive Officer

and shall become effective upon receipt.

 (g) Governing Law. Despite any different result required by any conflicts of law provisions, this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

 (h) Force Majeure. Anything else in this Agreement notwithstanding, Harcourt General shall be excused from performance hereunder while, and to the extent that, its performance is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, strike or labor disturbance, governmental or military authority, act of God, mechanical failure or any other event or casualty beyond the reasonable control of Harcourt General, whether similar or dissimilar to those enumerated in this paragraph. In the event of any of the foregoing occurrences, the Company shall be responsible for making its own alternative arrangements with respect to the interrupted services.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARCOURT GENERAL, INC.                  THE NEIMAN MARCUS GROUP, INC.



 By:   s/ John R. Cook                  By:  s/ Eric P. Geller
 John R. Cook, Senior Vice President    Eric P. Geller, Senior Vice President,
   and Chief Financial Officer               General Counsel and
   Secretary